Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income of $679 thousand for the fourth quarter of 2013 and $2.7 million, or $1.29 per share, for the twelve month period ended June 30, 2013
•	Total loans increased by 9.9% and total deposits increased by 3.4% during the twelve months ended June 30, 2013
•	Successful completion of Common Stock Offering in July 2013 for gross proceeds of approximately $10.0 million

Minerva, Ohio— August 9, 2013 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported fourth fiscal quarter 2013 earnings per share of $0.33 compared to $0.29 for the same period ended June 30, 2012. Net income for the fourth fiscal quarter of 2013 was $679 thousand, an increase of $79 thousand, or 13.2%, from the same period last year.

For the twelve months ended June 30, 2013, net income was $2.7 million compared to $2.8 million for the same period last year. Fiscal year-to-date net income per share was $1.29 compared to $1.35 for the same period last year.

Return on average assets and return on average equity for the twelve months ended June 30, 2013 were 0.78% and 9.21%, respectively, compared to 0.87% and 10.29%, respectively, for the same period last year.

Assets at June 30, 2013 totaled $343.5 million, an increase of $8.7 million from June 30, 2012. Gross loans increased by $19.6 million, or 9.9%, from June 30, 2012 mainly as a result of expanded calling efforts. Deposits increased by $9.6 million, or 3.4%, from June 30, 2012.

Ralph J. Lober, President and Chief Executive Officer, stated, “Increased loan demand, deposit growth, and consistent asset quality are reflected in the strong fourth quarter earnings. Growth in existing markets and new relationships in our two newest markets in western Stark County resulted in strong loan and deposit growth as well as a 7.6% increase in noninterest income in fiscal year 2013. Our loan portfolio continues to perform well and non-performing assets have declined 42% since the fourth fiscal quarter of 2012. The recently completed $10 million common stock offering places the Bank in an excellent capital position that will allow us to more fully serve the growing needs of the local markets and to explore other strategic opportunities that arise.”

Net interest income for the fourth fiscal quarter of 2013 increased by $76 thousand from the same period last year, with interest income increasing by $13 thousand and interest expense decreasing by $63 thousand. The net interest margin for the three months ended June 30, 2013 was 3.85% which was consistent with the linked March 31, 2013 quarter but a decline of 10 basis points from the 3.95% net interest margin for the three months ended June 30, 2012. The Corporation’s yield on average interest-earning assets was 4.18% for the three months ended June 30, 2013, a decline from 4.38% for the same period last year. The Corporation’s cost of funds decreased to 0.44% for the three months ended June 30, 2013 from 0.57% for the same period last year.

Net interest income for the twelve months ended June 30, 2013 increased by $320 thousand from the same period last year, with interest income increasing by $63 thousand and interest expense decreasing by $257 thousand. The net interest margin was 3.90% for the current fiscal year-to-date period compared with 4.04% for the same period last year.

Other income increased by $77 thousand, or 11.8%, to $727 thousand for the fourth quarter of fiscal year 2013 compared with $650 thousand for the same period last year. This was primarily the result of an increase of $38 thousand from the gain on sale of loans and a $24 thousand increase in service charges on deposit accounts from the same period last year.

Other income increased by $198 thousand for the twelve months ended June 30, 2013 from the same period last year. The increase in other income was primarily the result of a $147 thousand increase from the gain on sale of loans and a $53 thousand increase in debit card interchange income.

Other expenses increased $35 thousand, or 1.3%, for the fourth fiscal quarter of 2013 from the same period last year. For the year-to-date period, other expenses increased by $756 thousand, or 7.3%. These increases were mainly the result of higher salary and benefit expenses primarily associated with staff additions in the lending area and new staff for the Jackson-Belden office that was opened July 31, 2012. In addition, other expenses were impacted by higher occupancy expenses mainly due to an increase in building depreciation expense associated with the Minerva, Ohio corporate headquarters and branch location and the new Jackson-Belden office. The remaining book value of the Minerva location is being expensed over the remaining useful life as a new facility is planned to replace the current facility by spring of 2015.

Non-performing assets were $1.1 million at June 30, 2013, compared with $1.5 million at March 31, 2013 and $1.9 million at June 30, 2012. The allowance for loan losses as a percentage of non-performing loans increased to 223.06% at June 30, 2013 from 120.55% at June 30, 2012. The allowance for loan losses as a percent of total loans at June 30, 2013 was 1.15% and annualized net charge-offs to total loans were 0.08% for the twelve month period ended June 30, 2013 compared with 0.04% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; the nature, extent, and timing of government and regulatory actions; credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights
(Dollars in thousands, except per share data)

	Three Month Period Ended		Twelve Month Period Ended
Consolidated Statements of Income	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Total interest income	$3,251	$3,238	$13,141	$13,078
Total interest expense	269	332	1,202	1,459
Net interest income	2,982	2,906	11,939	11,619
Provision for loan losses	166	145	337	315
Other income	727	650	2,802	2,604
Other expenses	2,707	2,672	11,101	10,345
Income before income taxes	836	739	3,303	3,563
Income tax expense	157	139	634	799
Net income	$679	$600	$2,669	$2,764
Basic and diluted earnings per share	$0.33	$0.29	$1.29	$1.35

Consolidated Statements of Financial Condition		June 30, 2013	June 30, 2012
Assets
Cash and cash equivalents		$9,356	$13,745
Certificates of deposit in other financial institutions		4,175	5,645
Securities, available-for-sale		97,229	105,335
Securities, held-to-maturity		3,000	—
Federal bank and other restricted stocks, at cost		1,186	1,186
Loans held for sale		93	377
Total loans		217,040	197,430
Less: allowance for loan losses		2,496	2,335
Net loans		214,544	195,095
Other assets		13,906	13,378
Total assets		$343,489	$334,761
Liabilities and Shareholders’ Equity
Deposits		$294,107	$284,481
Other interest-bearing liabilities		18,856	20,168
Other liabilities		2,383	2,222
Total liabilities		315,346	306,871
Shareholders’ equity		28,143	27,890
Total liabilities and shareholders’ equity		$343,489	$334,761

		At or For the Twelve Month Period Ended
Performance Ratios:		June 30, 2013	June 30, 2012
Return on Average Assets		0.78%	0.87%
Return on Average Equity		9.21	10.29
Average Equity to Average Assets		8.43	8.48
Net Interest Margin (Fully Tax Equivalent)		3.90	4.04

Market Data:
Book Value to Common Share		$13.60	$13.56
Fiscal YTD Dividends Paid per Common Share		0.48	0.44
Period End Common Shares		2,068,720	2,056,349

Asset Quality:
Net Charge-offs to Total Loans		0.08%	0.04%
Non-performing Assets to Total Assets		0.33	0.58
ALLL to Total Loans		1.15	1.18